SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

     This Second Amended and Restated Stockholders Agreement
dated as of    May 30, 1997     (the "Agreement") by and among
Mariner Health Group, Inc., a Delaware Corporation ("Mariner"), and Stiles A. Kellett, Jr., a resident of the State of Georgia, Samuel B. Kellett, a resident of the State of Georgia,
William R. Bassett    , as Trustee of Samuel B. Kellett, Jr.
Irrevocable Trust Dated 11/1/91,     William R. Bassett    , as
Trustee of Charlotte Rich Kellett Irrevocable Trust Dated
11/1/91,    William R. Bassett    , as Trustee of Stiles A.
Kellett Irrevocable Trust Dated 11/1/91,     William R.
Bassett    , as Trustee of Barbara Katherine Kellett Irrevocable
Trust Dated 11/1/91,    Kellett Partners, L.P., a Georgia Limited
Partnership (the "Partnership"), Stiles A. Kellett III, a resident of the State of Georgia, and Barbara Katherine Kellett,
a resident of the State of Georgia     (collectively, the
"Stockholders"):

                         WITNESSETH:

     WHEREAS, Mariner entered into an Agreement and Plan of Merger dated as of January 9, 1995 (the "Merger Agreement") with Blue Corporation and Convalescent Services, Inc. ("CSI"), pursuant to which Blue Corporation, a Georgia corporation and a wholly owned subsidiary of Mariner (the "Company"), merged with and into CSI on January 2, 1996 (the "Merger");

     WHEREAS, the Stockholders, who were all of the stockholders of CSI, were issued shares of Common Stock, par value $.01 per share, of Mariner (the "Mariner Common") in the Merger; and

     WHEREAS, in order to induce Mariner to enter into the Merger
Agreement, the Stockholders entered into an Amended and Restated
Stockholders Agreement dated as of May 24, 1995, as amended:

         WHEREAS, certain of the Stockholders now desire to become partners in the Partnership and transfer a total of 862,760 shares of their Voting Securities (as defined below), in the amounts set forth on Schedule I hereto, to the Partnership;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Mariner and the Stockholders agree as follows:


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                              ARTICLE I

                    DEFINITIONS AND EFFECTIVENESS

     1.1 Common Definitions. Unless otherwise defined in this Agreement, capitalized terms used in this Agreement that are defined in the participation Agreement dated as of January 9, 1995, by and among Mariner, the Company, Mariner Supply Services, Inc., MHC Rehab Corp., CSI, Convalescent Supply Services, Inc., Meadow Rehab Corp. and the Stockholders as amended by the
Amendment Agreement dated as of May 24, 1995     and the Second
Amendment Agreement dated as of December 29, 1995     (as
amended, the "Participation Agreement") shall have the meanings assigned to them in the Participation Agreement, and the rules of construction and documentary conventions set forth in the participation Agreement shall apply to this Agreement.

     1.2 Certain Definitions. (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Transfer" means any offer to sell, sale, assignment, pledge, transfer, contract to sell, grant of any option or other right to purchase, grant of any ownership interest, or other disposition or change of legal, record or beneficial ownership, whether direct or indirect, voluntary or involuntary.

     "Voting Power" means the total voting power of the outstanding Voting Securities of Mariner.

     1.3 Additional Definitions. Each of the following terms is defined in the Section set forth opposite such term:

          TERM                              SECTION

          Acceptance Notice                    3.3
          Acquirors                            3.3
          Agreement                         Recitals
          CSI                               Recitals
          Equity Transaction                    3.3
          Equivalent Terms                      3.3
          First Refusal Notice                  3.3
          First Refusal Terms                   3.3
          Group                                 3.1
          Limit Percent                         3.1
          Lock-Up Shares                        3.5
          Mariner                           Recitals
          Mariner Common                    Recitals
          Merger                            Recitals
          Participation Agreement               1.1
             Partnership                       Recitals



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          Right of First Refusal               3.3
          Voting Securities                    2.3

     1.4 Effectiveness. This Agreement shall become effective as of the execution and delivery of this Agreement by the parties hereto.

                              ARTICLE II

                         ELECTION OF DIRECTORS

     2.1 Designation of Director. (a) From and after the Closing, the Stockholders Agent shall have the right to designate one Person of the Stockholders Agent's choice for appointment or nomination for election to Mariner's Board of Directors and, subject to the appointment or election of such Person in accordance with Mariner's certificate of incorporation and bylaws, to serve until his successor (designated by the Stockholders Agent) is duly appointed or elected. The Stockholders Agent shall not designate a Person to be appointed or nominated for election to Mariner's Board of Directors who is not reasonably acceptable to Mariner. At any time a Person who was a designee of the Stockholders Agent at the time of his appointment or election to Mariner's Board of Directors remains a member of Mariner's Board of Directors, the Stockholders Agent shall not have the right to designate another Person to be appointed or nominated for election to Mariner's Board of Directors.

          (b) At any time the Stockholders Agent is entitled to designate a Person to be appointed or nominated for election to Mariner's Board of Directors and desires to exercise such rights, the Stockholders Agent shall provide Mariner with reasonable notice under the circumstances of its desire to exercise such rights. The Stockholders Agent hereby designates Stiles A. Kellett, Jr. for appointment or nomination as its initial designee for nomination for election or appointment as a director of Mariner under this Agreement at this time.

          (c) In the event that any such designee of the Stockholders Agent shall cease to serve as a director for any reason, the vacancy resulting thereby shall be filled by a designee of the Stockholders Agent.

     2.2 Mariner's Efforts. Mariner shall use all reasonable efforts to cause the Person designated by the Stockholders Agent pursuant to this Agreement to be appointed or elected to its Board of Directors at all appropriate times. Subject to the exercise of their fiduciary duties, the Board of Directors of Mariner shall appoint or nominate for election as a director of


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Mariner by the stockholders of Mariner the Person designated by the Stockholders Agent pursuant to this Agreement.

     2.3 Voting. From and after the Closing, the Stockholders shall (i) attend (either in person or by proxy), and vote all shares of Mariner Common or other securities of Mariner entitled to vote generally in the election of directors of Mariner (the "Voting Securities") held or owned by it at each meeting (annual or special) of the stockholders of Mariner involving the election of directors of Mariner, and (ii) execute written consents with respect to all Voting Securities held or owned by it, in each case for the election as directors of Mariner all Persons nominated by Mariner's Board of Directors to be directors of Mariner.

                              ARTICLE III

                         STOCK RELATED MATTERS

     3.1 Ownership Increases. (a)(I) From and after the date of this Agreement, Stiles A. Kellett, Jr.,

    William R.
Bassett    , as Trustee of Stiles A. Kellett III Irrevocable
Trust Dated 11/1/91,    William R. Bassett    , as Trustee of
Barbara Katherine Kellett Irrevocable Trust Dated 11/1/91,
the Partnership, Stiles A. Kellett III, Barbara Katherine
Kellett     and their Affiliates shall not, directly, indirectly
or as part of a "group" (as defined in Section 13(d)(3) of the Exchange Act and Rule 13d-5 promulgated thereunder) (a "Group"), acquire ownership (whether of record or beneficially) of any Voting Securities (except by way of stock dividends or other distributions made available to holders of Voting Securities of Mariner generally) without the prior written consent of Mariner, if after such acquisition the aggregate percentage ownership of such Stockholders and their Affiliates of the Voting Power of Mariner (together with, in the case of any acquisition of Voting Securities prior to the Closing, the number of Voting Securities to be issued to such Stockholders at the Closing pursuant to the Merger Agreement) would be in excess of twelve and one-half percent (12.5%) (the "Limit Percent").

          (ii) From and after the date of this Agreement, Samuel
B. Kellett,    William R. Bassett     as Trustee of the Samuel B.
Kellett, Jr. Irrevocable Trust Dated 11/1/91 and    William R.
Bassett     as Trustee of Charlotte Rich Kellett Irrevocable
Trust Dated 11/1/91 and their Affiliates shall not, directly, indirectly or as part of Group, acquire ownership (whether of record or beneficially) of any Voting Securities (except by way of stock dividends or other distributions made available to holders of Voting Securities of Mariner generally) without the prior written consent of Mariner, if after such acquisition the aggregate percentage ownership of such Stockholders and their

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Affiliates of the Voting Power of Mariner (together with, in the case of any acquisition of Voting Securities prior to the Closing, the number of Voting Securities to be issued to such Stockholders at the Closing pursuant to the Merger Agreement) would be in excess of the Limit Percent.

          (b) The Stockholders shall not be required to dispose of any Voting Securities of Mariner which, when acquired, did not cause the Stockholders' interest in the Voting Power of Mariner to exceed the Limit Percent, regardless of whether such holdings exceed the Limit percent at a later date, and whether such change results from a recapitalization by Mariner or a repurchase of Mariner's Voting Securities by Mariner or otherwise.

     3.2 Certain Actions. From and after the date of this Agreement, the Stockholders will not, and will not permit their Affiliates to:

          (a) make, or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger, consolidation or other business combination involving Mariner or any subsidiary of Mariner or the acquisition of any equity interest in, or a substantial portion of assets of, Mariner or any subsidiary of Mariner;

          (b) "solicit," or become a "participant" in any "solicitation" of, any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Voting Securities in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a "solicitation";

          (c) form, join or in any way participate in a Group with respect to any Voting Securities, other than the Group that currently exists among the Stockholders and their Affiliates which will be disclosed in the Stockholder's initial filing of a
Schedule 13D,    and any amendments thereto,     under the
Exchange Act relating to its ownership of the Voting Securities;

          (d) grant any proxies with respect to any Voting Securities to any Person unless such Proxy specifies that the Person holding the Proxy shall vote in complete compliance with the Stockholders Agreement (other than as recommended by the Board of Directors of Mariner) or deposit any Voting Securities in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

          (e) propose any amendment to this Agreement that is or may be required to be publicly disclosed.


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     3.3 Right of First Refusal. (a) From and after the Closing, each Stockholder shall give notice to Mariner (the "First Refusal Notice") at least 30 business days prior to Transferring, in a single transaction or series of related transactions, Voting Securities of Mariner held by such Stockholder or any of its Affiliates, if such Transfer contemplates the Transfer of Voting Securities of Mariner representing more than one percent (1%) of the issued and outstanding Voting Securities of Mariner (each an "Equity Transaction").

          (b) The First Refusal Notice shall specify the identity of the potential acquirors (the "Acquirors"), the proposed consideration to be paid for the Voting Securities proposed to be Transferred, the proposed terms of payment and the time within which the Stockholder proposes to enter into an agreement to consummate and to consummate such Equity Transaction, all other material terms and conditions upon which the Stockholder proposes to enter into such the Equity Transaction (the "First Refusal Terms") and the date the First Refusal Notice was sent to Mariner. Such notice shall include a representation of the Stockholder to the effect that each Acquiror has made a bona fide offer to consummate such Equity Transaction and is an independent unrelated third party.

          (c) The First Refusal Notice shall constitute an irrevocable offer (the "Right of First Refusal") to Mariner to enter into such Equity Transaction with the Stockholder with respect to all of the Voting Securities of Mariner proposed to be Transferred in the Equity Transaction on the First Refusal Terms or other terms specified by Mariner which include cash to the same extent as the First Refusal Terms and in other respects are economically equivalent to the First Refusal Terms (the "Equivalent Terms"). The Right of First Refusal shall be exercisable by written notice from mariner as to all of the Voting Securities of Mariner proposed to be Transferred in the Equity Transaction (the "Acceptance Notice") within 15 business days after the First Refusal Notice is sent. The Acceptance Notice from Mariner shall specific such Equivalent Terms, if any.

          (d) If Mariner exercises the Right of First Refusal, the Stockholder shall enter into the Equity Transaction with Mariner on the First Refusal Terms or, if such terms are specified by Mariner, on Equivalent Terms. The closing of such Equity Transaction shall take place on the later of (i) 30 days following the date the Acceptance Notice is given and (ii) the second business day after Mariner and the Stockholder shall have obtained or made all consents, approvals, orders, licenses, permits and authorizations of, and registrations, declarations and filings with, any Governmental Authority or any other Person required to be obtained or made in connection with the consummation of such Equity Transaction, or on such other date as

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shall be mutually acceptable to Mariner and the Stockholder. The
Stockholder and Mariner shall use all reasonable efforts to satisfy the conditions of the preceding sentence.

          (e) In the event of a dispute between Mariner and the Stockholder concerning the economic equivalence of any Equivalent Terms and the First Refusal Terms, the determination of the equivalence of such terms shall be made by an independent, nationally recognized investment banking firm selected by Mariner and consented to by the Stockholder, which consent shall not be unreasonably withheld. The Stockholder and Mariner shall cooperate fully in assisting any such Investment banking firm in making its determination, including by giving such firm full access to the books and records of Mariner and the Stockholder and providing it with such other information as it may request in connection with such determination. The parties shall share equally the cost of any such investment banking firm.

          (f) If Mariner does not exercise the Right of First Refusal with respect to an Equity Transaction, the Stockholder may, within six months following the expiration of the period for the exercise of the Right of First Refusal, consummate such Equity Transaction with one of the Acquirors upon terms and conditions no more favorable to such Acquiror than the First Refusal Terms.

          (g) If the Stockholder becomes obligated to sell any Voting Securities of Mariner owned, or held for the benefit of, it to Mariner under this Section 3.3 and fails to deliver such Voting Securities in accordance with the terms of this Section 3.3, Mariner may, at its option, in addition to all other remedies it may have, send to the Stockholder the purchase price for such shares as is specified in this Section 3.3. Thereupon, Mariner upon written notice to the Stockholder, (a) shall cancel on its books the certificates representing the Voting Securities to be sold and (b) if Mariner's rights have been assigned to another Person, new certificates representing such Voting Securities, and thereupon all of the Stockholder's rights in and to such Voting Securities shall terminate.

          (h) Notwithstanding anything to the contrary in this
Section 3.3, this Section 3.3 shall not apply to Transfers of Voting Securities in an offering made pursuant to an effective registration statement under the Securities Act or in transactions pursuant to Rule 144 or Rule 145 under the Securities Act, if the Transferee in such Transfer is not known to the Stockholders.

          (i) Notwithstanding anything to the contrary in this Agreement, Mariner may assign its rights under this Section 3.3 to any Person without obtaining any consent, approval or waiver of the Stockholder.
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     3.4 Compliance with the Securities Act. The Stockholders
shall not sell, pledge, transfer or otherwise dispose of the shares of Mariner Common to be received by it in the Merger except in compliance with the applicable provisions of the Securities Act.

     3.5 Restriction on Sales of Mariner Common. (a) The Stockholders shall not Transfer any shares of Mariner Common, or any securities convertible into or exchangeable for shares of Mariner Common, acquired in the Merger or otherwise (before or after the Closing), that are beneficially owned (as defined in the rules and regulations of the Commission) by the Stockholders (the "Lock-Up Shares") other than as follows:

               (i) During the period commencing on     May 24,
1995     and ending on    May 24, 1997    , none of the Lock-Up
Shares shall be Transferred;

               (ii) During the period commencing on    May 24,
1997     and ending on    May 24, 1998    , the Stockholders and
their Affiliates as a Group shall not Transfer in the aggregate more than fifty percent (50%) of the Lock-Up Shares; and

               (iii) After    May 24, 1998    , nothing in this
Agreement shall restrict its ability to offer to Transfer any Lock-Up Shares.

          (b) Notwithstanding the foregoing, if the Stockholder is an individual, he may transfer any or all of the Lock-Up Shares either during his lifetime or on death by gift, will or intestate succession to his immediate family or to a trust, the beneficiaries of which are exclusively such Stockholder and/or members of his immediate family; provided, however, that in any such case it shall be a condition to the Transfer that the transferee execute an agreement stating that the transferee is receiving and holding the Lock-Up Shares subject to the provisions of this Agreement, and there shall be no further Transfer of such Lock-Up Shares except in accordance with this Agreement.

             (c) If a Stockholder is an individual, he can Transfer any or all of his Lock-Up Shares to the Partnership.

     3.6 Agreement of Transferees. If any of the Stockholders Transfers any Voting Securities of Mariner held by it to an Affiliate of the Stockholders, such transferee (i) shall acquire such Voting Securities subject to the requirements of this
Article III and (ii) shall enter into an agreement with Mariner evidencing its obligations under this Article III, which agreement shall be in form and substance reasonably satisfactory to Mariner.

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     3.7 Certain Transfers of Mariner Voting Securities.
Notwithstanding anything to the contrary in this Article III, any Stockholder may pledge any Voting Securities of Mariner held by such Stockholder to a nationally recognized financial institution not affiliated with any of the Stockholders as collateral to support borrowings by such Stockholder from such financial institution. If a Stockholder so pledges any Voting Securities of Mariner to such financial institution, such Stockholder shall not take any action or fail to take any action that could constitute, or result in, a default or an event of default under any agreement or instrument relating to the borrowings secured by such pledge. Notwithstanding anything to the contrary in Section
3.5 of this Agreement, if such financial institution should become the owner of any Voting Securities of Mariner as a result of a foreclosure on such collateral, such financial institution may Transfer such Voting Securities in compliance with the applicable provisions of the Securities Act; provided, however, that Sections 3.2, 3.3, 3.4 and 3.6 of this Agreement shall continue to apply to such Voting Securities held by such financial institution.

        3.8 Certain Actions of the Partnership. Without prior written consent of Mariner:

          (a) The Partnership shall not substitute or change any of the partners of the Partnership or admit any Person to the Partnership as a partner who is not currently a partner of the Partnership unless such Person is a member of the immediate family of an individual Stockholder, provided, however, that in any such case it shall be a condition to the substitution, change or admission of any permitted Person, that such Person execute an agreement stating that the Person is becoming a Stockholder and a partner of the Partnership subject to this Agreement, and there shall be no further substitution, change or admission of partners of the Partnership except in accordance with this Agreement; and

          (b) The partners of the Partnership shall not Transfer, of record or beneficially, any ownership or other interest in the Partnership other than Transfers to other Stockholders unless such Transfer is to a member of the immediate family of an individual Stockholder, provided, however, that in any such case it shall be a condition to the Transfer that such Person to whom ownership or other interest in the Partnership is being transferred execute an agreement stating that the Person is becoming a Stockholder and a partner of the Partnership subject to this Agreement, and there shall be no further substitution, change or admission of partners of the Partnership except in accordance with this Agreement.

     3.9 Consent to Transfer of Voting Securities to the
Partnership. Mariner hereby consents to the transfer to the

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Partnership of certain of the Voting Securities in the amounts, and by those Stockholders, as set forth on Schedule I to this Agreement.

     3.10. Membership in the Partnership. Stiles A. Kellett, Jr., William R. Bassett as Trustee of the Stiles A. Kellett III Irrevocable Trust Dated, 11/1/91, William R. Bassett as Trustee of the Barbara Katherine Kellett Irrevocable Trust Dated 11/1/91, Stiles A. Kellett III and Barbara Katherine Kellett hereby represent and warranty to Mariner that they are the only partners of the partnership and that no other Person has any ownership or other interest, of record or beneficial, in the Partnership.

                              ARTICLE IV

                             MISCELLANEOUS

     4.1 Termination. The rights and obligations of the parties under this Agreement shall terminate (i) with respect to Article II of this Agreement on the date on which the Voting Securities of Mariner held or owned by the Stockholders represents less than five percent (5%) of the Voting Power; and (ii) with respect to
Article III of this Agreement (A) in the case of Stiles A.
Kellett, Jr.,    William R. Bassett    , as Trustee of Stiles A.
Kellett III Irrevocable Trust Dated 11/1/91,    William R.
Bassett    , as Trustee of Barbara Katherine Kellett Irrevocable
Trust Dated 11/1/91,    the Partnership, Stiles A. Kellett III
and Barbara Katherine Kellett,     on the date on which the
Voting Securities of Mariner held or owned collectively by such Stockholders represents less than two and one-half percent (2.5%) of the Voting Power and (B) in the case of Samuel B. Kellett,
   William R. Bassett    , as Trustee of Samuel B. Kellett, Jr.
Irrevocable Trust Dated 11/1/91 and    William R. Bassett    , as
Trustee of Charlotte Rich Kellett Irrevocable Trust Dated 11/1/91, on the date on which the Voting Securities of Mariner held or owned collectively by such Stockholders represents less than two and one-half percent (2.5%) of the Voting Power.

     4.2 Legend. Each certificate representing Voting Securities of Mariner shall bear the following legend, until such time as the Voting Securities of Mariner represented thereby are no longer subject to the provisions hereof:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN STOCKHOLDERS AGREEMENT AMONG MARINER AND CERTAIN HOLDERS OF ITS OUTSTANDING CAPITAL STOCK. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF MARINER.

     4.3 Expenses. All fees and expenses incurred by Mariner in

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connection with this Agreement and the transactions contemplated hereby will be borne by Mariner. All fees and expenses incurred by the Stockholders and any of their Affiliates in connection with this Agreement and the transactions contemplated hereby will be borne by the Stockholders.

     4.4 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

     4.5. Stockholders Agent. (a) The Stockholders shall be represented for certain purposes under this Agreement and the other Operative Agreements by the Stockholders Agent. By executing this Agreement, the Stockholders irrevocably constitutes and appoints the Stockholders Agent as the true and lawful agent and attorney-in-fact of such Person to act on behalf of such Person as provided in this Agreement, including to take any action deemed by it necessary or appropriate to carry out the provisions of, and to determine the rights of such Person under, this Agreement and the other Operative Agreements or in connection with the transactions contemplated hereby and thereby. The Stockholders Agent is so designated as the sole and exclusive agent of the Stockholders for all purposes related to this Agreement and the other Operative Agreements or in connection with the transactions contemplated hereby and thereby, including
(i) service of process upon any of such Person, (ii) receipt of all notices on behalf of any of such Person, (iii) amending and modifying this Agreement and the other Operative Agreements or waiving provisions of this Agreement and the other Operative Agreements; provided, however, that the Stockholders Agent may not change the number of shares of Mariner Common to be received by each Stockholder and (iv) representation of any of the Stockholders with respect to the Merger or any litigation, arbitration or other proceeding in respect of this Agreement and the other Operative Agreements or in connection with the transactions contemplated hereby and thereby, including the defense, settlement or compromise of any claim, action or proceeding for which any Stockholder may be obligated to indemnify any indemnified party pursuant to Article XI of the Participation Agreement or which may be brought against any Stockholder to enforce such indemnify. The Stockholders shall act only through the Stockholders Agent.

          (b) From and after the date hereof, Mariner, the Company, MSSI and MHC Rehab shall be entitled to rely on the Stockholders Agent's authority as the agent of the Stockholders for all purposes contemplated by this Agreement and the other Operative Agreements and in connection with the transactions contemplated hereby and thereby, and shall have no liability for any such reliance.

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          (c) By executing and delivering this Agreement, the
Stockholders hereby ratifies and confirms, and hereby agrees to ratify and confirm, any action taken by the Stockholders Agent in the exercise of the power-of-attorney granted to the Stockholders Agent pursuant to this Section 4.5, which power-of-attorney, being coupled with an interest of the Stockholders Agent, Mariner, the Company, MSSI and MHC Rehab, is irrevocable and will survive the death, incapacity or incompetence of any such Person who is a natural person.

     4.6 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties on the date first above written.

                              MARINER HEALTH GROUP, INC.


                              By: /s/Arthur W. Stratton
                              __________________________________
                                  Arthur W. Stratton, Jr.
                                  Chief Executive Officer

                              /s/ Stiles A. Kellett, Jr.
                              __________________________________
                              Stiles A. Kellett, Jr.


                              /s/ Samuel B. Kellett
                              __________________________________
                              Samuel B. Kellett

                              WILLIAM R. BASSETT, AS TRUSTEE OF
                              SAMUEL B. KELLETT, JR. IRREVOCABLE
                              TRUST DATED 11/1/91


                              By: /s/ William R. Bassett
                              __________________________________
                                  William R. Bassett, as Trustee








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                              WILLIAM R. BASSETT, AS TRUSTEE OF
                              CHARLOTTE RICH KELLETT IRREVOCABLE
                              TRUST DATED 11/1/91


                              By: /s/ William R. Bassett

                              __________________________________
                                  William R. Bassett, as Trustee


                              WILLIAM R. BASSETT, AS TRUSTEE OF
                              STILES A. KELLETT III IRREVOCABLE
                              TRUST DATED 11/1/91


                              By: /s/ William R. Bassett
                              __________________________________
                                  William R. Bassett, as Trustee



                              WILLIAM R. BASSETT, AS TRUSTEE OF
                              BARBARA KATHERINE KELLETT
                              IRREVOCABLE TRUST DATED 11/1/91


                              By: /s/ William R. Bassett
                              __________________________________
                                  William R. Bassett, as Trustee


                              KELLETT PARTNERS, L.P.


                              By: /s/ Stiles A. Kellett
                              __________________________________
                                  Stiles A. Kellett, Jr.
                                  Its Sole General Partner


                              /s/ Stiles A. Kellett III
                              ___________________________________
                              Stiles A. Kellett III


                              /s/ Barbara Katherine Kellett
                              ___________________________________
                              Barbara Katherine Kellett



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                            Schedule I

                                  Number of Voting Securities
                                  to be Transferred to the
     Name of Stockholder          Partnership
     ___________________          ___________________________

Stiles A. Kellett, Jr.                     8,628
William R. Bassett as Trustee
of the Stiles A. Kellett III
Irrevocable Trust Dated 11/1/91          427,066

William R. Bassett as Trustee
of the Barbara Katherine Kellett
Irrevocable Trust Dated 11/1/91          427,066



































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